Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

THIS AGREEMENT is made and entered into as of this the 27th day of April, 2007, by and between Larry W. Garretson (hereinafter “Garretson”) and Noble International, Ltd. and any and all of its subsidiaries and affiliates (hereinafter referred to as “Noble”).

AGREEMENT

WHEREAS, Garretson and Noble agree that it would be in their best interests to sever their employment relationship;

WHEREAS, Garretson and Noble have met and reached a full agreement and understanding concerning the severance of their employment relationship;

WHEREAS, this Severance and Release Agreement is intended to set forth, and does set forth, all terms and conditions of Garretson’s termination of employment.

NOW, THEREFORE, the parties to this Agreement have mutually and voluntarily agreed to resolve their disputes in sole consideration for the promises and covenants set forth as follows:

1. Upon the execution of this Agreement by the parties, Garretson voluntarily resigns from his employment with Noble effective April 30, 2007. Noble will not oppose efforts by Garretson to receive unemployment compensation.

2. Noble agrees to pay Garretson severance in the total amount of Two Hundred Eighty-four Thousand Seven Hundred Fifty and 00/100 Dollars ($284,750.00). Of this amount, $34,750 is to be paid within ten (10) days of Garretson’s execution of this Agreement and $250,000 is to be paid consistent with Noble’s normal payroll over the 12 months following the effective date of this Agreement. All payments are subject to deductions for local, state, federal or FICA taxes, as applicable. This amount includes, without limitation, any bonus, equity participation or other payment, whether accrued, unpaid or prorated, for any periods, and whether or not owing pursuant to any agreement between Garretson and Noble or otherwise.

3. All health care benefits (including medical, prescription, dental and vision coverage) shall continue in the same manner until the earlier to occur of (i) April 30, 2008 or (ii) the date Garretson is eligible to receive health care benefits from another employer. Garretson shall retain the right to continued health care coverage after April 30, 2008 at his own cost pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

4. The parties agree that said severance constitutes consideration paid to Garretson in exchange for his release of Noble from liability for all damages claimable by Garretson under any federal or state statutes, constitutions, or state common law tort or contract doctrines.

5. Garretson, on behalf of himself, his agents, representatives, executors, heirs, administrators, assigns and all those acting on his behalf, agrees to release, acquit, and forever discharge Noble, its agents, employees, officers, directors, subsidiaries and related or controlled entities, affiliates, parent, shareholders, representatives, executors, heirs, administrators, successors, and assigns from any and all claims and causes of action, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or unliquidated, which he ever had or now has against Noble, including but not limited to all claims and/or causes of action in any way related to Garretson’s hire, employment or termination of employment, including, but not limited to, any claims of discrimination, breach of contract, actual and/or constructive discharge, retaliation or defamation. This release also includes, but is not limited to, any claims under the Age Discrimination in Employment Act, 29 USC 626 (f) (1991), which prohibits discrimination on the basis of age. This release also includes, but is not limited to, any claims under Garretson’s Employment Agreement (as defined in Section 13 hereof).

6. The parties acknowledge that they may in the future discover facts different from or in addition to those which they now know or believe to be true with respect to the matters which are the subject of this Agreement and agree that this Agreement shall remain in effect in all respects, notwithstanding the discovery or existence of different or additional facts. The parties intend this Agreement to release fully, finally and forever the claims described in paragraph 5 and to further this intention the parties agree that this Severance and Release Agreement shall remain in effect and enforceable as full and complete release of claims, notwithstanding the discovery or existence of different or additional facts relevant to those claims.

7. This Severance and Release Agreement by the parties shall not constitute or be construed as an admission of liability by any of the parties for any purpose whatsoever.

8. In entering into this Severance and Release Agreement, each party warrants that they or it have done so voluntarily and of their own accord without reliance on any inducement, promise or representation by any other party except those which are expressly set forth in this Agreement.

9. Garretson expressly waives any rights he may have to disclose the terms of this Severance and Release Agreement under federal or state law, including federal and state statutory and constitutional law, and agrees that he will not divulge, disclose, or communicate to any person, firm, organization, corporation or other entity in any manner whatever, directly or indirectly, orally or in writing, any information concerning the terms of this Severance and Release Agreement and/or the amounts (or any estimate thereof) paid to Garretson pursuant to this Severance and Release Agreement, with the exception that he may disclose the terms of and existence of this Severance and Release Agreement only to his spouse, accountant, lawyer or as is necessary to comply with the law or governmental regulations, provided that such individuals are advised that they are also strictly bound by the requirements of this Confidentiality Provision.

10. The parties agree to act hereafter in a professional and non-retaliatory manner, refraining from making disparaging remarks concerning each other.

11. Garretson will immediately return any and all Noble property in his possession, including but not limited to, all keys, cell phone, credit card, files and any other property or documentation. Garretson shall also return any and all files and information contained in any computer equipment, including any hard drives, floppy disks, tapes, CD ROMS and recordables, zip drives, hard copies containing information and/or files obtained from Noble regarding Noble’s business operations regardless of where located. Garretson verifies that he has not, nor has he requested or directed anyone else to, nor shall he access, share, copy or retain any hard drives, floppy disks, tapes, CD ROMS and recordables, zip drives and hard copies containing information and/or files obtained from Noble regarding Noble’s business operations regardless of where located.

12. Garretson agrees that if contacted by Noble, for information relating to business operations or other matters, he will be responsive, cooperative and, if necessary, make himself available (at a time convenient to Garretson).

13. Garretson acknowledges that he remains bound by the terms of Section 3 of his Agreement for employment with Pullman Industries, Inc. (the “Employment Agreement”) dated as of August 20, 2002, which terms are incorporated herein by reference and applicable to Noble. Garretson acknowledges that a breach of the Employment Agreement or this Agreement, including the obligations of confidentiality, will result in Noble suffering irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, Noble is entitled to equitable relief, including interim or permanent injunctive relief, specific performance, or other equitable remedies in the event of any breach of this or any of the other of the provisions of this Agreement, in addition to all other remedies which may be available to Noble. Furthermore, Noble’s obligations under this Agreement are conditional upon Garretson’s covenants and restrictions contained in his Employment Agreement, such that Noble is not waiving nor relating any claims against Garretson for any breach of his Employment Agreement whether occurring prior to the date hereof or hereafter.

14. In consideration of the recitals and the mutual agreements contained herein Garretson acknowledges that he remains obligated to keep confidential and not disclose or use, directly or indirectly, on his/her own behalf or on behalf of any other person or business entity, any Confidential Information obtained through his/her employment. “Confidential Information” is defined as oral or written, financial, technical and other information concerning the business affairs and potential or proposed business affairs of Noble including, but not limited to the property, business, financing, marketing, business methods, sales, technology, processes, procedures, plans, projections, strategy, business developments, trade secrets, proprietary information, service capabilities, potential transactions, engagements, customers and methods of Noble and/or its parent and affiliated entities. Garretson acknowledges that a breach or threatened breach of this provision will result in Noble suffering irreparable harm that cannot be calculated or a breach or fully or adequately compensated by recovery of damages alone. Accordingly, Noble is entitled to equitable relief, including interim or permanent injunctive relief, specific performance, or other equitable remedies in the vent of any breach of this or any of the other provisions of this agreement, in addition to all other remedies which may be available to Noble.

15. In the event that Garretson is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any trade secrets, confidential or proprietary information, it is agreed that Garretson will provide Noble with prompt notice of any such request or requirement (written if practical)

so that Noble may seek an appropriate protective order or waive Garretson’s compliance with the provisions of this agreement. In any event, Garretson will not oppose action by Noble to obtain appropriate protective order or other relief.

16. In the event that any legal action is commenced by any party to seek enforcement of this Severance and Release Agreement or damages for its breach, the prevailing party shall be entitled to recover its costs and reasonable attorney fees incurred in connection with that action. Where specific provision for attorney fees is contained herein, those provisions shall be controlling.

17. Garretson and Noble agree that this Severance and Release Agreement represents the entire agreement between them. There are no other written or oral agreements between the parties.

18. No waiver, modification or amendment of any term, condition or provision of this Severance and Release Agreement shall be valid or have any force or effect unless made in writing and signed by the parties.

19. Garretson acknowledges that he has read this Severance and Release Agreement and that he understands the contents and the meaning and effect thereof. Garretson acknowledges that he was encouraged to discuss the Agreement with an attorney or other advisor and that he has signed this Agreement voluntarily without any duress or coercion. Each party shall bear its own costs and attorneys fees.

20. Garretson acknowledges that he has been given at least 21 days in which to consider this Agreement before its execution.

21. Garretson understands that this Agreement will not be effective or enforceable for seven days following the date of his signature below and during this time only, Garretson may revoke the Agreement. Any revocation must be in writing, signed by Garretson, and delivered or mailed to Andrew J. Tavi, 28213 Van Dyke Avenue, Warren, MI 48093, so as to arrive within seven days of the date Garretson signed this Agreement.

22. This Agreement is made and entered into in the State of Michigan and shall be interpreted, enforced and governed under the law of that State. Any action or proceeding relating to or arising out of this Agreement shall be brought and maintained in the Macomb County Circuit Court and the parties hereby submit to the exclusive jurisdiction of such court and stipulate that such forum is convenient to the parties for the purpose of trial of such action or proceeding.

23. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way effect, impair or invalidate any other covenant, condition or other provision contained in this Agreement.

24. This Agreement is deemed drafted by all parties.

25. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

/s/ Larry W. Garretson
Larry W. Garretson

NOBLE INTERNATIONAL, LTD.

/s/ Andrew J. Tavi
BY:	Andrew J. Tavi
ITS:	Vice President and General Counsel

7